INDEPENDENT AUDITORS' CONSENT




  The Board of Directors
  Research Frontiers Incorporated

  We consent to incorporation by reference in the registration statements (No. 33-53030, 33-86910, 333-08623, 333-34163 and 333-80575) on
  Form S-8 and (No. 333-40369 and 333-65219 ) on Form S-3 of Research Frontiers Incorporated of our report dated March 27,2000 relating to the balance sheets of Research Frontiers Incorporated as of December 31, 1999 and 1998 and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Research Frontiers Incorporated.


                              /s/ KPMG LLP
                                  KPMG LLP

  Melville, New York
  March 30, 2000